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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Southern Mineral Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Southern Mineral Corporation of our report dated March 13, 1998 relating to the consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the two year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of Southern Mineral Corporation.


                                            KPMG Peat Marwick LLP

                                        /s/ KPMG Peat Marwick LLP

Houston, Texas
April 27, 1998